Exhibit 99.1

MIC

125 West 55th Street	Telephone	+1 212 231 1000

New York, NY 10019	Facsimile	+1 212 231 1828

United States	Internet	www.macquarie.com/mic

FOR IMMEDIATE RELEASE

MIC ANNOUNCES CLOSING OF SALE OF ATLANTIC AVIATION, RECORD DATE FOR DISTRIBUTION OF PROCEEDS OF $37.386817

PER UNIT

•	Units to trade with assignment of distribution from October 1 through October 7 payment date

New York, September 23, 2021 – Macquarie Infrastructure Holdings, LLC (NYSE: MIC) (“MIC” “Company” or “LLC”), successor to Macquarie Infrastructure Corporation, today announced the closing of the sale of its Atlantic Aviation business to KKR for $4.475 billion, including assumed debt of approximately $1.0 billion. The Company announced that it had entered into the agreement to sell Atlantic Aviation on June 7, 2021.

At a meeting of the MIC board of directors following the closing, the board authorized a distribution of $37.386817 per unit payable October 7, 2021, to holders of record on October 4, 2021. The distribution represents all of the net proceeds from the sale of Atlantic Aviation.

Following a reorganization completed on September 22, 2021, shareholders of Macquarie Infrastructure Corporation became unitholders of Macquarie Infrastructure Holdings, LLC on a one-for-one basis without an exchange of certificates. Units of Macquarie Infrastructure Holdings, LLC will begin trading on the New York Stock Exchange on September 23, 2021, under the same symbol (NYSE: MIC) and with the same CUSIP number (55608B105) as previously associated with shares of Macquarie Infrastructure Corporation.

The distribution represents proceeds from the sale of Atlantic Aviation and Company unitholders will be subject to tax on their respective allocable share of the gain on the sale. Tax-related information pertaining to the sale, together with information concerning the previously announced distribution of the businesses of MIC Hawaii to the LLC, will be reported to unitholders on Schedule K-1 after the end of the year. A discussion of the tax consequences of the transactions generally can be found in the definitive proxy statement filed by Macquarie Infrastructure Corporation with the Securities and Exchange Commission on August 23, 2021.

The New York Stock Exchange (“NYSE”) has determined that units of MIC will trade with “due-bills” representing an assignment of the right to receive the distribution attached from the day prior to the record date through the payment date. Due-bills are attached to distributions of 25% or more of the value the underlying security on the announcement date. Units will not trade ex-distribution until October 8, 2021, the first business day after the October 7, 2021, payment date. Unitholders who sell their units between October 1, 2021, and October 7, 2021, inclusive, will not be entitled to the per unit cash distribution of $37.386817.

Due-bills obligate a seller of units to deliver the distribution payable on such units to the buyer. The due-bill obligations are settled customarily between the brokers representing the buyers and sellers of the units. MIC has no obligation for either the amount or the processing of the due-bills. Buyers and sellers of units of MIC should consult their broker before trading to be sure they understand the effect of the NYSE’s due-bill procedures.

KKR acquired Atlantic Aviation primarily through its Global Infrastructure Investors and Core Investments strategies.

About MIC

MIC’s businesses consist of entities comprising energy services, production and distribution in Hawaii. For additional information, please visit the MIC website at www.macquarie.com/mic.

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investors:	Media:
Jay Davis	Lee Lubarsky
Investor Relations	Corporate Communications
MIC	MIC
212-231-1825	212-231-2638